EXHIBIT 11.1

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Twelve Weeks Ended May 1, 1999 and May 2, 1998
                                           Twelve Weeks Ended
                                         ----------------------
                                           May 1,       May 2,
                                            1999        1998
                                         ---------    ---------
Diluted:
  Net earnings (loss) applicable to
    common shares                        $     74     $   (506)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,763       17,536
  Shares issuable under employee
    stock plans - weighted average             34           --*
  Dilutive effect of exercise of
    certain stock options                     228           --*
  Less:  Treasury stock - weighted
    average                                (7,864)      (7,622)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                            10,161        9,914
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares             $   0.01     $  (0.05)
                                         =========    =========

* The dilutive effect of 36,498 stock options as well as 280,053 shares issuable under employee stock plans was not considered as the effect is antidilutive.






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